EXHIBIT 2.1.4.2

INTERNATIONAL AEROSPACE ENTERPRISES, INC.

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
OF THE SERIES B CONVERTIBLE PREFERRED STOCK

I, John M. Peck, CEO of INTERNATIONAL AEROSPACE ENTERPRISES, INC., a Nevada corporation (hereinafter called the “Corporation”), pursuant to the provisions of Section 78.195 of the Nevada Revised Statutes of the State of Nevada, hereby makes this Certificate of Designations under the corporate seal of the Corporation and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, the Board of Directors duly adopted the following resolutions:

RESOLVED, that there shall be a series of shares of the Corporation designated “Series B Preferred Stock” (the “Series B Preferred”); that the number of shares of such series shall be One Million (1,000,000) and that the rights and preferences of such Series B Preferred and the limitations or restrictions thereon, shall be as set forth herein;

The following shall be adopted and incorporated by reference into the foregoing resolutions as if fully set forth therein:

1.   Number of Shares. The number of shares constituting the Series B Preferred is hereby fixed at One Million (1,000,000).

2.   Dividends. The holders of the Series B Preferred shall not be entitled to receive any dividends.

3.   Redemption.   Shares of Series B Preferred may be redeemed by the Corporation at any time after the holder’s termination of employment with the Corporation.

4.           No Circumvention. The Corporation shall not amend its certificate of incorporation, or participate in any reorganization, sale or transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith use its best efforts, and assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of shares of Series B Preferred set forth herein.

5.           Voting. Except as otherwise required by law, holder of shares of Series A Preferred  shall, on an as-converted basis, vote together with the common stock as a single class on a one hundred votes per share basis. The holders of Series B Preferred shall be entitled to receive all notices relating to voting as are required to be given to the holders of the Common Stock.

IN WITNESS WHEREOF, INTERNATIONAL AEROSPACE ENTERPRISES, INC. has caused this certificate of designation to be signed by John Peck, its CEO on this 15th day of April, 2010.

INTERNATIONAL AEROSPACE ENTERPRISES, INC.

By:	/s/ John M. Peck
John M. Peck, CEO

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